EXHIBIT 99.1

Contact:  Ken Robertson
          President
          SMLX Technologies, Inc.
          561-347-0761

                       SMLX RECEIVES SUMMONS AS DEFENDANT
                                      FROM
                        VECTOR MEDICAL TECHNOLOGIES, INC.

(Boca Raton, FL - February 6, 2002) SMLX Technologies, Inc. (OTCBB:SMLX). "SMLX" announced on February 2, 2002 that it received a summons as defendant from Vector Medical Technologies, Inc., a Delaware corporation (plaintiff). This is an action for breach of contract in which the plaintiff seeks a judgment of specific performance and/or damages in excess of $3,600,000.

In April 1999 plaintiff (Vector) and SMLX entered an exclusive licensing agreement and purchase option related to the Transdermal assets of SMLX. After approximately 2-1/2 years the plaintiff (Vector) ceased monthly payments on the Transdermal License Agreement and after 20 days notification let the contract lapse on September 24, 2001. In April of 2001 a letter agreement on our Intradermal (Cosmeceutical) Technology ended when Vector defaulted on their $25,000 monthly payments. SMLX feels that the suit is without merit and intends to vigorously defend itself.

This licensing agreement with Vector Medical Technologies, Inc. accounted for over 95% of SMLX's monthly income so revenue in the fourth quarter of 2001 was nil. As previously announced SMLX sold its interest in AHT for $100,000 which was the book value at the time of sale. It is the intention of the Company to sell or re-licensee the Transdermal and Intradermal Technologies and, in the meantime, try to sustain ourselves by marketing our Intradermal Cosmeceutical product ARETHREEE (R3) in both the domestic and foreign markets.

For additional information refer to the press release of October 1, 2001 where SMXL terminates license of Transdermal Drug Delivery Technology.